Exhibit 99.1

Anthera Pharmaceuticals Reports 2015 Second Quarter and Operational Update

•	Reached enrollment target of 400 subjects in Phase 3 CHABLIS-SC1 clinical study with blisibimod
•	Additional data on patient-reported outcomes from Phase 2b PEARL-SC blisibimod clinical study presented at EULAR
•	Increased cash position by an incremental $27 million through public offering in July
•	Addition to the Russell 2000® and Russell 3000® Indexes

HAYWARD, Calif., August 10, 2015 (GLOBE NEWSWIRE) -- Anthera Pharmaceuticals, Inc. (Nasdaq:ANTH) today announced financial results and an operational update for the second quarter ended June 30, 2015.

Net loss for the quarter and six months ended June 30, 2015 was $8.9 million and $16.6 million, respectively, compared to $7.3 million and $15.2 million for the corresponding periods in 2014.  The increase in net loss both quarterly and year-to-date is mainly driven by higher clinical development expense for our blisibimod program and manufacturing and study preparation expenses for the Sollpura™ development program. The increase in operating expense both quarterly and year-to-date is offset by revenues of $0.3 million and $0.5 million in connection with the amortization of license fee and FTE reimbursement from our collaborative partner, and $0.4 million and $0.9 million in cost share reimbursement from our partner. Furthermore, operating expense is reduced by $1.1 million in connection with our achievement of certain milestones specified in a research award granted to us by the Cystic Fibrosis Foundation Therapeutics (“CFFT”) for the development of Sollpura™. Included in operating expense are $0.7 million and $1.2 million of non-cash stock-based compensation recorded for the three and six months ended June 30, 2015, compared to $0.5 million and $1.3 million in the corresponding periods in 2014.

Research and development expenses for the quarter and six months ended June 30, 2015 were $8.5 million and $14.5 million, respectively, compared to $5.3 million and $11.0 million for the corresponding periods in 2014.  The increase in research and development expense both quarterly and year-to-date is the result of higher number of study subjects enrolled in our blisibimod clinical studies and initiation of capsule and sachet formulation manufacturing for our Phase 3 SOLUTION study with Sollpura™, which we plan to initiate in the third quarter of 2015.

General and administrative expense for the quarter and six months ended June 30, 2015 was $1.7 million and $3.6 million, respectively, compared to $1.6 million and $3.4 million for the corresponding periods in 2014.  The increase in general and administrative expense both quarterly and year-to-date is mainly due to higher professional expenses.

Non-operating expense for the quarter and six months ended June 30, 2015 was $49,000 and $52,000, respectively, compared to $0.4 million and $0.7 million for the corresponding periods in 2014.  The decrease in non-operating expense both quarterly and year-to-date is mainly due to the elimination of interest expense as a result of paying down all of our long-term debt in 2014.

As of June 30, 2015, we had cash and cash equivalents of $35.5 million, compared to $2.6 million as of December 31, 2014. On July 14, 2015, we further increased our cash position by approximately $27 million from the sale of 3,833,334 shares of our common stock at $7.50 through a public offering.  From January to July, 2015, we have increased our cash position by approximately $73 million, which comprised of $54 million from the two public offerings in March and July, $11.5 million from the sale of common stock through an at-the-market offering, $7.0 million from an equity investment by our partner, and $1.1 million from a research award from CFFT.

Second Quarter Operational Update:

Sollpura™ (liprotamase)

Preparation is underway to initiate our Phase 3 clinical study, SOLUTION, in patients with cystic fibrosis who suffer from exocrine pancreatic insufficiency in the U.S. and Europe. During the second quarter of 2015, we selected a clinical research organization who will serve as the global coordinator for the SOLUTION study. In addition, we received approval to start the SOLUTION study at several US clinical study sites.

Planning has begun for a second clinical study in infants and toddlers aged 28 days to 7 years. SIMPLICITY will use a powder formulation of Sollpura™ in sachet for ease of administration. The SIMPLICITY clinical study is currently planned for initiation in late 2015 or early 2016. Manufacturing activities to support the SOLUTION and SIMPLICITY studies, including the manufacture of two dosage strengths of Sollpura™ capsules and sachet formulation are in progress.

In June 2015, in connection with the achievement of certain development milestones, we received $1.1 million as part of a research award from the Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) for the development of Sollpura™.  As of June 30, 2015, there is $1.9 million remaining available from the research award.

Blisibimod - Systemic Lupus Erythematosus (“SLE”)

During the second quarter of 2015, we surpassed the enrollment target of 400 patients for the Phase 3 CHABLIS-SC1 clinical study. Topline efficacy and safety data from the study is expected in the second half of 2016.

With the additional funding from our July public offering, we began planning for our second lupus study, CHABLIS 7.5 (formerly named CHABLIS-SC2), whose name emphasizes the intent to reduce background corticosteroid medication to ≤7.5mg prednisone.  The CHABLIS 7.5 study will evaluate the effect of blisibimod on top of standard-of-care medication in patients with severe, seropositive SLE that is inadequately controlled with corticosteroids.  Patient eligibility for this study is informed by responder traits identified in the Phase 2 study with blisibimod as well as the large Phase 3 programs with other BAFF inhibitors, belimumab and tabalumab. For more information about the CHABLIS 7.5 study, please visit https://clinicaltrials.gov/ct2/show/NCT02514967.

In June 2015, additional data from our Phase 2b PEARL-SC study was presented in a guided poster tour poster by Dr. Michelle Petri, Director of the Hopkins Lupus Center at Johns Hopkins University at the European League Against Rheumatism (EULAR) Annual European Congress of Rheumatology in Rome, Italy. The additional data indicated that treatment with blisibimod was associated with statistically significant and clinically meaningful improvements in patient-reported fatigue, as measured by the FACIT-fatigue scale, over a similar time course as the SRI and SLE biomarker response rates.  These effects were most evident at the highest dose of blisibimod (200mg QW). The FACIT-fatigue scale is a measure of health-related quality of life with a specific focus on fatigue, tiredness and weakness.

Blisibimod - IgA Nephropathy

Expansion of our Phase 2/3 BRIGHT-SC clinical study in patients with IgA nephropathy is ongoing.  We currently expect over 50 investigative sites will be actively recruiting patients by the end of 2015.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on advancing the development and commercialization of innovative medicines that benefit patients with unmet medical needs.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about Anthera's expectations with respect to its public offering, including statements about its intended use of proceeds from the offering.  Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc., nagarwal@anthera.com or 510-856-5621x5621.

ANTHERA PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
License fee	$146	$—	$195	$—
Collaboration revenue	143	—	339	—
Total revenues	289	—	534	—

Operating Expenses:
Research and development	$8,539	$5,279	$14,534	$11,044
General and administrative	1,696	1,586	3,603	3,430
Research award	(1,100)	—	(1,100)	—
Total operating expenses	9,135	6,865	17,037	14,474
Loss from operations	(8,846)	(6,865)	(16,503)	(14,474)

Other Expenses:
Interest expense	—	(360)	—	(619)
Other expense	(49)	(31)	(52)	(79)
Total other expenses	(49)	(391)	(52)	(698)

Net loss	$(8,895)	$(7,256)	$(16,555)	$(15,172)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.25)	$(0.34)	$(0.52)	$(0.73)

Weighted-average number of shares used in per share calculation: basic and diluted	35,817,794	21,479,386	31,729,152	20,805,162

	ANTHERA PHARMACEUTICALS, INC. BALANCE SHEET DATA (in thousands, except share data) (unaudited)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$35,455	$2,639
Accounts receivable	$551	$—
Total assets	$37,072	$3,490
Total deferred revenue	$1,905	$—
Total liabilities, excludes deferred revenue	$8,252	$5,751
Accumulated deficit	$(333,366)	$(316,811)
Total shareholders' equity (deficit)	$26,915	$(2,261)
Common shares outstanding	35,870,664	23,005,209